Exhibit 3(n)

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF CANTEL MEDICAL CORP.

Adopted in accordance with the provisions

of Section 242 of the General Corporation Law

of the State of Delaware

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:  That at a meeting of the Board of Directors of Cantel Medical Corp. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

By striking out the first sentence of Article FOURTH, up to the colon, as it now exists and inserting in lieu and instead thereof the following:

“FOURTH:  The total number of shares of all classes of stock that the Corporation shall have authority to issue is Seventy Six Million (76,000,000), of which Seventy Five Million (75,000,000) shall be shares of Common Stock, par value $0.10 per share, and One Million (1,000,000) shall be shares of Preferred Stock, par value $1.00 per share, and the voting powers, designations, preferences and relative, participating, optional or other special qualifications, limitations or restrictions thereof are as follows:”

SECOND:  That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 11th day of January, 2013.

By:	/s/ Eric W. Nodiff
Title:	Senior Vice President & General Counsel
Name:	Eric W. Nodiff